Exhibit 99.1
Letter of Intent
April 7, 2008
Regent Releasing, L.L.C.
10990 Wilshire Blvd., Penthouse 1800
Los Angeles CA 90024
          Re:     Proposed Transaction
Ladies and Gentlemen:
This letter is intended to confirm the understandings that have been reached by PlanetOut Inc., a Delaware corporation (“PlanetOut”) and Regent Releasing, L.L.C., a Texas limited liability company (“Regent”), regarding certain marketing commitments and certain rights and obligations of the parties relating to the sale or transfer to Regent or its designee, including a special purpose acquisition company, of specific assets (the “Assets”) and liabilities (the “Liabilities”) of PlanetOut’s wholly-owned subsidiaries LPI Media Inc. (“LPI”) and SpecPub, Inc. (“SPI”) set forth on Schedule A to this letter. The businesses of LPI and SPI utilizing the Assets are collectively referred to herein as the “Print Business.” The terms of this letter are intended to be binding on the parties hereto.
     1. Marketing Commitment. Regent agrees to spend and deliver to PlanetOut a total of $6,000,000 in cash (the “Marketing Commitment Amount”) to market motion pictures. The first $1,000,000 payment to PlanetOut shall be made on the earlier of the execution of the Definitive Agreement (as defined below) or April 30, 2008. The remaining $5,000,000 shall be paid to PlanetOut, $1,000,000 at a time, on the fifteenth of each month beginning on May 15, 2008 and ending on September 15, 2008, regardless of the timing of the release of the motion pictures or any marketing efforts related thereto. The funds shall be treated as prepaid advertising, to be applied as the marketing occurs. The prepaid advertising must run by March 31, 2009; PlanetOut shall be entitled to keep any portion of the prepaid advertising which has not run as of such date, and Regent shall not be entitled to any refund for any prepaid advertising which has not run. The specific terms and conditions of the marketing commitment shall be negotiated by the parties and reflected in a definitive agreement, which agreement shall also set forth the other terms and conditions described in this letter (the “Definitive Agreement”), but shall incorporate the following general provisions. The details of the marketing approach shall be jointly planned and approved by PlanetOut and Regent. The rates shall be set to provide PlanetOut advertising profit margins not less than its current margin. The marketing approach shall be designed to protect and/or enhance the print and online environments for both the consumers and advertisers of PlanetOut, LPI and SPI. For the period from the date hereof through the Closing of the Put or Call (each as defined below), the marketing shall be placed broadly in association with PlanetOut’s, LPI’s and SPI’s online and print platforms, publications and events. From and after the Closing of the Put or Call, the marketing shall be placed in association with PlanetOut’s remaining online platforms and events only. From and after the Closing of the Put or Call, the obligations to make the payments shall be secured by a lien on all domain names, copyrights and trademarks included within the Assets, which lien shall be released on payment in full of the Marketing Commitment Amount and the Put/Call Payment (as defined below). Regent and PlanetOut shall use their reasonable best efforts to negotiate the terms of the Definitive Agreement on a timely basis following execution of this letter agreement, including, without limitation, following April 30, 2008 once the Marketing Commitment Amount has been paid and no Definitive Agreement has yet been executed.

     2. Put/Call with respect to the Assets and Liabilities of LPI and SPI.
          (a) From May 31, 2008 through August 31, 2008, Regent shall have the right to acquire the Assets and Liabilities (the “Call”), and from June 30, 2008 through August 31, 2008, PlanetOut shall have the right to transfer the Assets and Liabilities to Regent (the “Put”), on the terms and conditions specified below in this Section 2.
          (b) From and after the date hereof through the exercise of the Put or the Call, PlanetOut and Regent shall mutually endeavor to resolve the issues related to the separation of the Print Business identified on Schedule B to this letter.
          (c) The Put or the Call shall be invoked by written notice (“Notice”) delivered to the other party on or after the beginning of the Put or the Call right, as the case may be, but no later than August 21, 2008. The parties agree to consummate the Put or the Call, as the case may be, on a mutually agreeable date no later than ten days after receipt of the Notice. At the closing of the Put or Call, as the case may be (the “Closing”), PlanetOut and Regent shall assign the Assets to Regent’s designee and Regent’s designee shall assume the Liabilities.
          (d) As consideration for the exercise of the Put or the Call, there shall be a payment of $500,000 in cash (the “Put/Call Payment”) by Regent to PlanetOut at the Closing.
     3. Other Provisions of the Definitive Agreement. The Definitive Agreement shall provide for the following:
          (a) limited representations and warranties of PlanetOut relating to the Print Business, which shall be limited to: ownership of the Assets; authority to enter into the Definitive Agreement; accuracy of historical financial statements relating to the Print Business; due incorporation and valid existence of LPI and SPI; and absence of brokerage fees (except for PlanetOut’s obligations to Allen & Co.);
          (b) Regent shall use its reasonable best efforts to cooperate with PlanetOut to cause SunTrust to release to PlanetOut as soon as practicable the $400,000 deposit currently held by SunTrust Bank for settling credit card purchases relating to the Print Business, which efforts by Regent may include securing an alternate credit card processor;
          (c) PlanetOut shall use commercially reasonable efforts to obtain all other consents and approvals needed from third parties having material contractual relations with the Print Business;
          (d) beginning on the earlier of the date of execution of the Definitive Agreement and May 1, 2008, PlanetOut shall have the right to seek sublessors for the office space of the Print Business in Los Angeles and New York, including the right following reasonable notice to allow potential sublessors to tour the space, and immediately following Closing, PlanetOut shall have the right to sublet such space;
          (e) except as otherwise disclosed to Regent prior to execution of the Definitive Agreement or as approved by Regent following the execution of the Definitive Agreement (such approval not to be unreasonably withheld or delayed), PlanetOut shall cause LPI and SPI to conduct the Print Business in material compliance with the expense budgets and strategic plans set forth in PlanetOut’s 2008 budget, a copy of which has been delivered to Regent. Except as otherwise disclosed to Regent prior to execution of the Definitive Agreement, Regent shall have the right to approve (not to be unreasonably withheld or delayed): (i) material deviations from such strategic plan, including the discontinuation, elimination or sale of existing businesses, creation of new businesses, and creation or elimination of positions; (ii) the hiring of any new employees; and (iii) the entry into any new contractual commitments outside of the ordinary course of business;
          (f) no conditions to Closing, other than the accuracy of the representations and warranties of the parties in all material respects;

          (g) the representations and warranties of PlanetOut shall survive for a period of 12 months following the Closing; and
          (h) PlanetOut shall indemnify Regent against any damages arising from any material breach by PlanetOut of any representation, warranty or covenant in the Definitive Agreement, subject to the following limitations: (i) any individual claim for damages in an amount less than $5,000 (a “De Minimus Claim”) shall not be indemnifiable; (ii) PlanetOut shall not be liable to indemnify Regent unless and until the aggregate amount of damages exceeds $75,000 (not including any De Minimus Claims) and then only to the extent of such excess; and (iii) PlanetOut’s maximum liability to Regent for damages shall not exceed $650,000.
     4. Transfer of PlanetOut Employees. On or before 45 days after the date of this letter, Regent shall specify at least 75% of those employees of LPI, of SPI and of PlanetOut identified by PlanetOut as primarily supporting the Print Business whom Regent would like to employ following Closing (the “Transferred Employees”). On or before the Closing, Regent shall offer employment to the Transferred Employees on terms and conditions no worse than their current employment with PlanetOut, LPI or SPI.
     5. Access. From and after the date of this letter, PlanetOut shall (a) provide Regent and Regent’s attorneys, accountants, advisors, representatives, affiliates and prospective lenders and investors with reasonable access to all assets, contracts, books, records, financial statements and employees of the Print Business, and (b) provide Regent with such information relating to the Print Business as Regent may reasonably request either for the purpose of preparing the Definitive Agreement and otherwise to the extent such information is normally prepared in the ordinary course of business.
     6. Prohibition Against Consideration of Other Acquisition Proposals. Until the earlier of September 15, 2008 and the date on which PlanetOut and Regent mutually agree to terminate this letter agreement, PlanetOut shall not:
          (a) enter into any agreement, understanding or arrangement relating to any Acquisition Proposal;
          (b) consider, or engage in any discussions or negotiations relating to, any Acquisition Proposal;
          (c) provide any information regarding the Print Business to any party (other than to representatives of Regent and to parties subject to confidentiality agreements that are evaluating an acquisition of PlanetOut’s online business);
          (d) solicit or encourage the submission of any Acquisition Proposal; or
          (e) permit any representative or affiliate of PlanetOut to do any of the foregoing.
The term “Acquisition Proposal,” as used in this paragraph, refers to any proposal, plan, agreement, understanding or arrangement contemplating (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving the Print Business, (ii) any transfer or issuance of any capital stock or other securities of LPI or SPI, or (iii) any transfer of any material asset of the Print Business (other than the transfer of the Assets to Regent as contemplated hereby), but specifically does not refer to any acquisition of PlanetOut’s stock by merger, consolidation or otherwise.
     7. Publicity. No press release, notice, disclosure or other publicity concerning the proposed transactions shall be issued, given, made or otherwise disseminated by either PlanetOut or Regent without the prior written approval of the other party, except as required by law (including applicable regulations of the Securities and Exchange Commission).
     8. No Brokers. Each of PlanetOut and Regent represents and warrants to the other party that it has not agreed to pay, or taken any action that will result in any person or entity becoming entitled to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the proposed transactions, except that PlanetOut shall have an obligation to Allen & Co. in connection with the consummation of the Definitive Agreement.
     9. Expenses. Each party shall bear such party’s own expenses relating to the proposed transactions described herein.
     10. Binding Agreement. The provisions of this letter shall be legally binding upon and enforceable against PlanetOut and Regent.

Very truly yours, PlanetOut Inc.
By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Regent Releasing L.L.C.

By:	/s/ Paul Colichman
Paul Colichman
Title:	CEO

Schedule A
Assets and Liabilities
Schedule B
Separation Issues